As filed with the Securities and Exchange Commission on August 3, 2006. Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HORIZON OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware	76-0487309
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042
(Address, including zip code, of principal executive offices)
Horizon Offshore, Inc. 2006 Director Stock Plan
(Full title of the plan)
William B. Gibbens, III
Executive Vice President and General Counsel
Horizon Offshore, Inc.
2500 CityWest Boulevard, Suite 2200
Houston, Texas 77042
(713) 361-2600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:
William B. Masters
Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
201 St. Charles Avenue, 51st Floor
New Orleans, LA 70160-5100
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered(1)	share	price	registration fee
Common Stock ($0.00001 par value per share)	150,000 shares	$22.775(2)	$3,416,250.00 (2)	$365.54

(1)	Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving common stock of the registrant, the number of securities registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low sale price per share of the registrant’s common stock on August 1, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in Horizon Offshore, Inc. 2006 Director Stock Plan in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933. In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed by Horizon Offshore, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:
     (a) The Company’s latest annual report on Form 10-K, filed on March 15, 2006 (as amended on Form 8-K on June 9, 2006), for the fiscal year ended December 31, 2005;
     (b) All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (a);
     (c) The description of the Company’s Common Stock included in its Registration Statement on Form 8-A filed January 22, 1998 (incorporating by reference the description of the Common Stock included in the Company’s Registration Statement on Form S-1, File No. 333-43965, originally filed on January 9, 1998);
     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) contains provisions eliminating the personal liability of the directors to the Company and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the Delaware General Corporation Law. By virtue of these provisions, under current Delaware law a director of the Company will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (a) a breach of his or her duty of loyalty to the Company or to its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (d) any transaction from which he or she receives an improper personal benefit. These provisions further provide that no amendment of the indemnification provision in the Certificate will affect the liability of a director for acts or omissions occurring prior to such amendment.
     The Company’s bylaws require the Company to indemnify its directors and officers against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been directors and officers, subject to certain conditions and limitations.
     In addition, the Company’s chief executive officer and each of the Company’s directors have entered into indemnity agreements with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors’ and officers’ liability insurance. The agreements also provide that the Company will indemnify the directors against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director by reason of his position as director that are in excess of the coverage provided by such insurance, provided that the director meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors’ and officers’ liability insurance if it is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in its opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included in the signature page hereof).
Item 9. Undertakings.
     (a) The registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made and to the extent required by the Securities Act of 1933 and the rules and regulations promulgated thereunder, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was

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registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 3, 2006.

HORIZON OFFSHORE, INC.
By:	/s/ David W. Sharp
David W. Sharp
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints David W. Sharp and Ronald D. Mogel, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David W. Sharp David W. Sharp	President, Chief Executive Officer and Director (Principal Executive Officer)	August 3, 2006

/s/ Ronald D. Mogel Ronald D. Mogel	Chief Financial Officer and Vice President (Principal Financial Officer and Principal Accounting Officer)	August 3, 2006

/s/ John T. Mills John T. Mills	Chairman of the Board	August 3, 2006

/s/ Raymond L. Steele Raymond L. Steele	Director	August 3, 2006

/s/ Ken R. LeSuer Ken R. LeSuer	Director	August 3, 2006

/s/ Charles O. Buckner Charles O. Buckner	Director	August 3, 2006

EXHIBIT INDEX
Item 8. Exhibits.
5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in its opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included in the signature page hereof).